                                                                  EXHIBIT 10.12


                              EMPLOYMENT AGREEMENT


      EMPLOYMENT AGREEMENT, dated as of October 9, 1999 (the "Original Agreement Date"), amended as of May 19, 2000 and again as of July 27, 2000, and subsequently amended and restated as of October 1, 2000, by and between Wilshire Real Estate Investment Inc. and Wilshire Real Estate Partnership L.P. (collectively and individually, the "Company"), with its principal office at 1631 SW Columbia Street, Portland, Oregon 97201 and Robert G. Rosen, residing at 3 Vetere Place, Mt. Kisco, New York 10549 (the "Executive").

                              W I T N E S S E T H:
                              - - - - - - - - - --

      WHEREAS, Executive is currently employed as an executive of the Company;
and

                  WHEREAS, the Company and Executive desire to enter into this agreement (the "Agreement") to set forth terms of Executive's employment by the Company, as such terms are amended as of the amendment and restatement date set forth above.

                  NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

                  1. TERM OF EMPLOYMENT. Executive's employment under this Agreement (prior to its Amendment and restatement) commenced on October 9, 1999. Except for earlier termination as provided in Section 7 hereof, Executive's employment under this Agreement (as amended and restated) shall be for a three
(3) year term (the "Employment Term") commencing on October 1, 2000 (the "Commencement Date"). Subject to Section 7 hereof, the Employment Term shall be automatically extended for additional terms of successive two (2) year periods unless the Company or Executive gives written notice of the termination of Executive's employment hereunder at least thirty (30) days prior to the expiration of the then current Employment Term.

                  2. POSITION. (a) Executive shall serve as an Executive Vice President of the Company.

                  (b) Executive shall report directly to the Chief Executive Officer of the Company and shall have such duties and authority, consistent with his position as shall be determined from time to time by the Chief Executive Officer.

                  (c) During the Employment Term, Executive shall devote substantially all of his business time ("Business Time"), energy, skill and efforts to the performance of his duties and responsibilities hereunder; provided, however, that Executive shall be allowed to (i) engage in charitable activities and (ii) manage his personal financial and legal affairs. As of May 19, 2000, Executive shall perform his duties hereunder at the Company's Portland, Oregon office (the "Portland Office") or the New York Area Office (as defined below), at the Executive's discretion; provided, however, that Executive shall spend at least fifty percent (50%) of his Business Time in the Portland Office unless otherwise agreed to in writing by the Company. So long as the Company maintains its current Greenwich, Connecticut office (the "New York Area Office"), the Company shall provide Executive with private office space in such office to be used by Executive when working from the New York Area Office. Such office shall be provided to Executive, beginning not later than July 1, 2000, as is, with existing furniture, telephone and data setup and shall remain on a month-to-month lease. Notwithstanding the foregoing, Executive, with the Company's prior written authorization (which authorization shall be at the sole and absolute discretion of the Company), may move the New York Area Office to the New York City area; provided, that, the total monthly cost for operating such office (including, but not limited to, rent and utilities, but excluding, Bloomberg and other similar systems to which Executive has access to in the Portland Office and which are readily transportable) shall not exceed $4,000."

                  3. SIGNING BONUS AND BASE SALARY. (a) As of the Original Agreement Date, and subject to the execution of a release and settlement agreement between Wilshire Financial Services Group Inc. ("WFSG") and Executive acceptable to WFSG, the Company agreed to immediately pay to Executive a signing bonus of $300,000, net of any withholding taxes. In addition, in the event that the Company, through any material efforts of Executive, sells, or receives bona fide bids for, the mortgage-backed securities set forth on Exhibit 1 hereto (the "Mortgage-Backed Securities") by December 31, 1999 for a price which results, or would have resulted, in a net pre-tax profit of $1.5 million, the Company agreed to pay to Executive an additional signing bonus of $200,000, net of any withholding taxes, immediately upon completion of such sales or receipt of such bids (the "Additional Signing Bonus"). In the event such sales result in (or such bids would have resulted in) a net pre-tax profit of less than $1.5 million, such additional signing bonus shall be pro-rated accordingly. The net pre-tax profit referred to above will be calculated using the following methodology: The net pre-tax profit shall be the sales price (net of expenses) received by the Company for the Mortgage-Backed Securities (or if the Company decides not to sell, the sales price it would have received for the Mortgage-Backed Securities based on the bona fide bids received by the Company) less the lower of (a) $16 million less (i) any cash received by the Company in respect of such Mortgage-Backed Securities from the time the Company purchased the Mortgage-Backed Securities through the date of sale (or if the Mortgage-Backed Securities are not sold, the date of the receipt of bona fide bids), plus (ii) an amount equal to an annual accrual rate of 12% on the purchase price of the Mortgage-Backed Securities from the time the Company purchased the Mortgage- Backed Securities through the date of sale (or if the Mortgage-Backed Securities are not sold, the date of the receipt of bona fide bids) and (b) the actual price paid by the Company for the Mortgage- Backed Securities less (x) any cash received by the Company in respect of such Mortgage-Backed Securities from the time the Company purchased the Mortgage-Backed Securities through the date of sale (or if the Mortgage-Backed Securities are not sold, the date of the receipt of bona fide bids), plus (y) an amount equal to an annual accrual rate of 12% on the purchase price of the Mortgage- Backed Securities from the time the Company purchased the Mortgage-Backed Securities through the date of sale (or if the Mortgage-Backed Securities are not sold, the date of the receipt of bona fide bids). To the extent that the Company does not purchase the Mortgage-Backed Securities, the Company and Executive agreed to negotiate in good faith another set of reasonably achievable goals for Executive to earn the $200,000 additional signing bonus by December 31, 1999.

                  (b) During the Employment Term, the Company shall pay Executive a base salary at the annual rate of not less than $250,000. Base salary shall be payable in accordance with the usual payroll practices of the Company (including withholding). Executive's base salary shall be subject to annual review by the Board in October of each year and may be increased, but not decreased, from time to time upon recommendation of the Compensation Committee of the Board (the "Committee"). The base salary determined as aforesaid from time to time shall constitute "Base Salary" for purposes of this Agreement.

                  4. INCENTIVE COMPENSATION. (a) BONUS. 1999-2000 BONUS. For the period commencing on October 9, 1999 and ending November 30, 2000 (the "Initial Bonus Period"), Executive shall be eligible for a bonus (the "Initial Period Bonus") in the amount of $368,004. The Initial Period Bonus shall be paid to Executive upon materially achieving, to the Company's satisfaction, a majority of the Business Goals (as defined below) during the Initial Bonus Period. For purposes of this Agreement, "Business Goals" shall mean the (i) reduction or elimination of the liability risk associated with short-term, mark-to-market financing for those applicable assets, (ii) sale, upgrade of the ratings or improvement of the marketability of some or all of the Company's mortgage-backed securities, (iii) focus on and/or implementation of a successful resolution strategy for the Cityscape mortgage-backed securities position, (iv) completion and closure of the "P.O." deal, subject to acceptable structure, (v) exploration and provision of advice to the Company on the process of launching a collateralized bond obligation or other form of long-term financing or take- out strategy for the mortgage-backed securities portfolio and (vi) demonstration of the ability to functionally work fifty (50%) of the time away from the Portland Office (as a result of being based in the New York City Office and traveling on behalf of the Company). Notwithstanding anything in this Section 4(a) to the contrary (i) Sections 4(b) and 4(c) hereof shall not apply to the Initial Period Bonus and (ii) Executive shall be entitled to retain the payments made to him in the amounts of $112,500, $29,496 and $200,000. The foregoing Initial Bonus shall be payable without respect to the remainder of this subsection.

                  For each 12 month period commencing on October 1, 2000 (each, an "Annual Period"), Executive shall be entitled to receive an annual bonus (the "Bonus") of $850,000. Of such Bonus Amount, $725,000 will be a minimum guaranteed bonus payable on a quarterly basis on the first payroll date following the quarter for which such minimum guaranteed bonus is earned, and paid in accordance with the Company's usual payroll practices. The remaining $125,000 will be treated as an incentive bonus and will be payable quarterly on the first payroll date following the quarter for which such incentive bonus is earned, and paid in accordance with the Company's usual payroll practices, subject to the attainment of the performance goals set forth below, if so certified as attained by the Company's Compensation Committee.

                  An award of the incentive bonus portion of the Bonus shall be prorated as outlined below based on the achievement of a certain number of the following performance goals also outlined below which may be modified for the next Annual Period upon mutual consent of the Executive on one hand and by the Company on the other hand, based upon the recommendation of the Company's Compensation Committee.

                  A separate incentive Bonus of $62,500 will be earned if one of the two following performance goals is attained:

                  (1) sale of the Company's GI Joes commercial real estate retail and warehouse portfolio (excluding the 10.91 acres of excess land); or

                  (2) sale of the Company's Irwindale land investment by September 3, 2001.

                  A separate incentive Bonus of $62,500 will be earned if two of the following four performance goals are attained:

                  (1) an annual increase in the Company's book value from September 3, 2001;

                  (2) the Company's income, excluding charges from the impairment of mortgage backed securities, divided by its net shareholders' equity, exceeds the 10 year U.S. Treasury note yield in effect at the beginning of each Annual Period;

                  (3) the Company's Funds From Operations, including capital gains and losses, but excluding charges from the impairment of mortgage backed securities, exceeds $5 million; or

                  (4) a recovery of more than $2,000,000 in the Company's unrealized loss allowance for its existing mortgage backed securities portfolio of Wilshire Financial Services Group Inc. and subsidiary or affiliate issued deals from October 1, 2000 to September 30, 2001.

                  The incentive bonus portion of the Bonus shall also be subject to shareholder approval as and to the extent required by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

                  (b) ADVANCES. During any quarterly period during an Annual Period, the Company shall, at the request of Executive, pay an advance on such quarter's minimum guaranteed portion of the Bonus to Executive. Advances of the minimum guaranteed portion of the Bonus shall not be subject to any repayment or interest requirements. During any quarterly period during an Annual Period, the Company shall, at the request of the Executive, pay an advance on such quarter's targeted incentive bonus portion of the Bonus to the Executive. Advances of the incentive bonus portion of the Bonus shall be repaid with interest at 120% of the applicable short-term federal rate in the event the relevant performance goals are not attained. Repayment must be made by the end of the second quarter following the relevant quarter in which the advance was made.

                  (c) OPTIONS. As of the Original Agreement Date, the Company granted to Executive stock options (the "Initial Options") on 210,000 shares of the Company's common stock (the "Common Stock") under the Company's Incentive Stock Plan (the "Incentive Stock Plan"). The Initial Options have an exercise price equal to the Company's book value per outstanding share as of September 30, 1999, which exercise price is in excess of the market value per share based on the share price of the Common Stock as of such date. The Initial Options will be fully exercisable at the time of vesting and 25% of the Initial Options shall vest on each anniversary of the Original Agreement Date (which will result in the Initial Options being fully vested on the fourth anniversary of the Original Agreement
Date). In addition, the Executive shall be entitled to participate in the Company's Incentive Stock Plan and receive nonqualified, incentive or other options ("Options") to purchase shares of the Company's Common Stock under the Incentive Stock Plan as determined by the Committee from time to time provided that the Incentive Stock Plan is approved by the shareholders of the Company to the extent required by Section 162(m) of the Code. Notwithstanding the foregoing, the Company may recommend to the Committee that Executive be granted Options under a plan other than the Incentive Stock Plan provided that such other plan contains terms and conditions which are substantially similar to the terms and conditions of the Incentive Stock Plan, and further provided, that such other plan is approved by the shareholders of the Company to the extent required by Section 162(m) of the Code. To the extent permitted under applicable law, any Options granted to Executive hereunder (including the Initial Options) may be assigned and transferred by Executive to entities created for or on behalf of Executive's immediate family for tax planning or other purposes.

                  (d) OTHER COMPENSATION. The Company may, upon recommendation of the Committee, award to Executive such other bonuses and compensation as it deems appropriate and reasonable.

                  5. EMPLOYEE BENEFITS AND VACATION. (a) During the Employment Term, Executive shall be entitled to participate in all pension, retirement, savings, welfare and other employee benefit plans and arrangements, including, without limitation, any nonqualified deferred compensation plans, maintained by the Company from time to time for the benefit of the senior executives of the Company in accordance with their respective terms as in effect from time to time. Executive acknowledges that the aforementioned items may be included as compensation for income tax purposes to the extent required by applicable law. To the extent permitted under applicable law, the Company shall not treat as compensation to Executive fringes and perquisites provided to Executive or the items under Section 6 below.

                  (b) As of the Original Agreement Date, the Company agreed to loan to Executive $50,000 to purchase shares of Common Stock of the Company. Each loan made pursuant to this Section 5(b) (the "Stock Purchase Loans") shall mature on the earlier of (i) its fifth anniversary and (ii) six months after Executive is no longer employed by the Company. The Stock Purchase Loans shall accrue interest on the then outstanding principal amount of the Stock Purchase Loans from the date of any Stock Purchase Loan is made until maturity at a rate equal to the prime rate as published in the Wall Street Journal on the date any Stock Purchase Loan is made pursuant hereto and shall be payable annually in arrears. Interest on the Stock Purchase Loan will not be paid in cash but shall be payable in kind (i.e. the amount of interest accrued on the Stock Purchase Loan during each annual period will be added to the principal amount of the Stock Purchase Loan at the end of such annual period). The Stock Purchase Loans will be full recourse loans against Executive and each Stock Purchase Loan will be secured by the shares of Common Stock purchased with each such Stock Purchase Loan. This Section 5(b) is in addition to, and separate from, the notes and stock pledge agreements between Executive and the Company in the amount of $795,300, the terms of which are contained in such separate documents.

                  (c) During the Employment Term, Executive shall be entitled to vacation each year in accordance with the Company's policies in effect from time to time, but in no event less than five (5) weeks paid vacation per calendar year. Executive shall also be entitled to such periods of sick leave as is customarily provided by the Company for its senior executive employees.

                  (d) Upon Executive's presentation of supporting documentation, the Company shall reimburse Executive for the reasonable moving expenses incurred by Executive in connection with his move to the New York area in an amount not to exceed $20,000.

                  6. BUSINESS EXPENSES. The Company shall also reimburse Executive for the travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder, (including Executive's reasonable costs associated with travel between the Portland Office and the New York Area Office pursuant to Section 2.(c) hereof) in accordance with the Company's policies as in effect from time to time.

                  7. TERMINATION. (a) The employment of Executive under this Agreement shall terminate upon the occurrence of any of the following events:

                              (i)   the death of Executive;

                             (ii) the termination of Executive's employment by the Company due to Executive's Disability pursuant to
                  Section 7(b) hereof;

                            (iii) the termination of Executive's employment by Executive for Good Reason pursuant to Section 7(c) hereof;

                             (iv) the termination of Executive's employment by the Company without Cause;

                              (v) the termination of employment by Executive without Good Reason upon sixty (60) days prior written notice;

                             (vi) the termination of employment by Executive for
                  any reason during the period commencing on the date of a Change in Control and ending on the day immediately prior to the second anniversary of the Change in Control (the "Change in Control Protection Period");

                            (vii) the termination of Executive's employment by the Company for Cause pursuant to Section 7(e); or

                           (viii) the retirement of Executive by the Company at
                  or after his sixty-fifth birthday to the extent such termination is specifically permitted as a stated exception from applicable federal and state age discrimination laws based on position and retirement benefits.

                  (b) DISABILITY. If, by reason of the same or related physical or mental reasons, Executive is unable to carry out Executive's material duties pursuant to this Agreement for more than six (6) months in any twelve (12) consecutive month period (a "Disability") as determined and certified in writing by two (2) licensed physicians, one of which is Executive's regular attending physician, the Company may terminate Executive's employment for Disability upon thirty (30) days prior written notice, by a notice of Disability termination, at any time thereafter during such twelve (12) month period in which Executive is unable to carry out his duties as a result of the same or related physical or mental illness. Such termination shall not be effective if Executive returns to the full time performance of his material duties within such thirty (30) day notice period.

                  (c) TERMINATION FOR GOOD REASON. A Termination for Good Reason means a termination by Executive by written notice given within sixty (60) days after the occurrence of the Good Reason event. For purposes of this Agreement, "Good Reason" shall mean the occurrence or failure to cause the occurrence, as the case may be, without Executive's express written consent, of any of the following circumstances, unless such circumstances are fully corrected prior to the date of termination specified in the Notice of Termination for Good Reason (as defined in Section 7(d) hereof): (i) any material diminution of Executive's positions, duties or responsibilities hereunder (except in each case in connection with the termination of Executive's employment for Cause or Disability or as a result of Executive's death, or temporarily as a result of Executive's illness or other absence), or the assignment to Executive of duties or responsibilities that are inconsistent with Executive's position; (ii) removal of Executive from, or the non reelection of Executive to, the positions with the Company specified herein; (iii) except as otherwise provided in Section 2(c) hereof, a relocation of the Company's principal United States executive offices to a location more than fifty (50) miles from Portland, Oregon, or a relocation of Executive away from such principal United States executive office (except to the New York City area); (iv) a failure by the Company (A) to continue any bonus plan, program or arrangement in which Executive is entitled to participate (the "Bonus Plans"), provided that any such Bonus Plans may be modified at the Company's discretion from time to time but shall be deemed terminated if (x) any such plan does not remain substantially in the form in effect prior to such modification and (y) if plans providing Executive with substantially similar benefits are not substituted therefor ("Substitute Plans"), or (B) to continue Executive as a participant in the Bonus Plans and Substitute Plans on at least the same basis as to potential amount of the bonus and substantially the same level of criteria for achievability thereof as Executive participated in immediately prior to any change in such plans or awards, in accordance with the Bonus Plans and the Substitute Plans; (v) any material breach by the Company of any material provision of this Agreement; (vi) a failure of any successor to the Company to assume in a writing delivered to Executive upon the assignee becoming such the obligations of the Company hereunder; (vii) a failure of the Committee to grant Executive an award of Options in accordance with Section 4 hereof, unless the applicable circumstances under (i) through (vii) are fully corrected prior to the date of termination specified in the notice of termination for Good Reason; or (viii) failure of the Company's Compensation Committee and the Executive to mutually agree on changes to, or new performance goals for the next Annual Period.

                  (d) NOTICE OF TERMINATION FOR GOOD REASON. A notice of termination for Good Reason shall mean a notice that shall indicate the specific termination provision in Section 7(c) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination for Good Reason. The failure by Executive to set forth in the notice of termination for Good Reason any facts or circumstances which contribute to the showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder. The notice of termination for Good Reason shall provide for a date of termination not less than fifteen (15) nor more than sixty (60) days after the date such notice of termination for Good Reason is given.

                  (e) CAUSE. Subject to the notification provisions of Section 7(f) below, Executive's employment hereunder may be terminated by the Company for Cause. For purposes of this Agreement, the term "Cause" shall be limited to
(i) willful misconduct by Executive with regard to the Company or its business which has a material adverse effect on the Company; (ii) the refusal of Executive to follow the direction of the Chief Executive Officer, provided that the foregoing refusal shall not be "Cause" if Executive in good faith believes that such direction is illegal, unethical or immoral and promptly so notifies the Chief Executive Officer; (iii) Executive being convicted of a felony (other than a felony involving a traffic offense) in connection with the Executive's employment with the Company; (iv) the breach by Executive of any fiduciary duty owed by Executive to the Company which has a material adverse effect on the Company; or (v) Executive's material fraud with regard to the Company.

                  (f) NOTICE OF TERMINATION FOR CAUSE. A notice of termination for Cause shall mean a notice that shall indicate the specific termination provision in Section 7(e) relied upon and shall set forth in reasonable detail the facts and circumstances which provide a basis for termination for Cause. The date of termination for a termination for Cause shall be the date indicated in the notice of termination. Any purported termination for Cause which is held by a court or arbitrator not to have been based on the grounds set forth in this Agreement or not to have followed the procedures set forth in this Agreement shall be deemed a termination by the Company without Cause.

                  8. CONSEQUENCES OF TERMINATION OF EMPLOYMENT. (a) DEATH. If Executive's employment is terminated during the Employment Term by reason of Executive's death, the employment period under this Agreement shall terminate without further obligations to Executive's legal representatives under this Agreement except for: (i) any compensation earned but not yet paid, including without limitation, any unpaid Bonus due, any amount of Base Salary or deferred compensation accrued or earned but unpaid, any accrued vacation payable pursuant to the Company's policies and any unreimbursed business expenses payable pursuant to Section 6 which amounts shall be promptly paid in a lump sum to Executive's spouse; (ii) the Bonus for the Annual Period in which the Executive died pro rated through the end of the month in which Executive died, plus an additional six (6) months (irrespective of whether performance goals were attained), which

Bonus shall be paid to Executive's spouse within 60 days after such month end;
(iii) full accelerated vesting under all outstanding equity-based and long-term incentive plans (with options remaining outstanding as provided under the applicable stock option plan and a pro rata payment under any long term incentive plans based on actual coverage under such plans at the time payments normally would be made under such plans); (iv) subject to Section 10 hereof, any other amounts or benefits owing to Executive under the then applicable employee benefit plans or policies of the Company, which shall be paid in accordance with such plans or policies; (v) payment on a monthly basis of six (6) months of Executive's Base Salary on the date of death, which shall be paid to Executive's spouse, or if she shall predecease him, then to Executive's children (or their guardian if one is appointed) in equal shares; (vi) any outstanding Stock Purchase Loan shall become due and payable six months after the date of termination, (vii) payment of Executive's spouse's and dependents' COBRA coverage premiums to the extent, and so long as, they remain eligible for COBRA coverage, but in no event more than one (1) year, and (viii) the payment of the Additional Signing Bonus if the conditions for payment of the Additional Signing Bonus are met. Section 12 hereof shall also continue to apply.

                  (b) DISABILITY. If Executive's employment is terminated by reason of Executive's Disability, Executive shall be entitled to receive the payments and benefits to which his representatives would be entitled in the event of a termination of employment by reason of his death, provided that the payment of Base Salary shall be reduced by the projected amount Executive would receive under any long-term disability policy or program maintained by the Company during the six (6) month period during which Base Salary is being paid.
Section 12 hereof shall also continue to apply.

                  (c) TERMINATION BY EXECUTIVE FOR GOOD REASON OR FOR ANY REASON DURING THE CHANGE IN CONTROL PROTECTION PERIOD OR TERMINATION BY THE COMPANY WITHOUT CAUSE OR NONEXTENSION OF THE TERM BY THE COMPANY. If (i) outside of the Change in Control Protection Period, Executive terminates his employment hereunder for Good Reason during the Employment Term, (ii) a Change in Control occurs and during the Change in Control Protection Period Executive terminates his employment for any reason, (iii) Executive's employment with the Company is terminated by the Company without Cause, or (iv) Executive's employment with the Company terminates as a result of the Company giving notice of nonextension of the Employment Term pursuant to Section 1 hereof, Executive shall be entitled to receive, in a lump sum within ten (10) business days after such termination, (1) any unreimbursed business expenses payable pursuant to Section 6, and (2) any Base Salary, Bonus, vacation pay or other deferred compensation accrued or earned under law or in accordance with the Company's policies but not yet paid at the date of termination, and upon the Executive signing a release of claims in the form set forth as Exhibit 2 hereto, the Executive shall be entitled to receive: (A) in a lump sum within ten (10) business days after such termination
(i) one full year's Base Salary in effect on the date of termination, and (ii) an amount equal to one full year's Bonus payable to Executive for a complete Annual Period (irrespective of whether performance goals were attained); (B) accelerated full vesting under all outstanding equity-based and long-term incentive plans with Options remaining outstanding as provided under the applicable stock option plan and a pro rata payment under any long term incentive plans based on actual coverage under such plans, payment being made at the time payments would normally be made under such plans; (C) subject to Section 10 hereof, any other amounts or benefits due Executive under the then applicable employee benefit plans of the Company as shall be determined and paid in accordance with such plans, policies and practices; (D) one (1) year of additional service and compensation credit (at his then compensation level) for pension purposes under any defined benefit type qualified or nonqualified pension plan or arrangement of the Company, measured from the date of termination of employment and not credited to the extent that Executive is otherwise entitled to such credit during such one (1) year period, which payments shall be made through and in accordance with the terms of the nonqualified defined benefit pension arrangement if any then exists, or, if not, in an actuarially equivalent lump sum (using the actuarial factors then applying in the Company's defined benefit plan covering Executive); (E) one (1) year of the maximum Company contribution (assuming Executive deferred the maximum amount and continued to earn his then current salary) measured from the date of termination under any type of qualified or nonqualified 401(k) plan (payable at the end of each such year); (F) any outstanding Stock Purchase Loan pursuant to
Section 5(b) hereof shall become due and payable six months after the date of termination; and (G) payment by the Company of the premiums for Executive (except in the case of death) and his spouse's and dependents' health coverage for one (1) year under the Company's health plans which cover the senior executives of the Company or materially similar benefits. Payments under (G) above may, at the discretion of the Company, be made by continuing participation of Executive in the plan as a terminee, by paying the applicable COBRA premium for Executive and his spouse and dependents, or by covering Executive and his spouse and dependents under substitute arrangements, provided that, to the extent Executive incurs tax that he would not have incurred as an active employee as a result of the aforementioned coverage or the benefits provided thereunder, Executive shall receive from the Company an additional payment in the amount necessary so that he will have no additional cost for receiving such items or any additional payment. In the circumstances described in each of (i) through (iv) above, Section 12 hereof shall also continue to apply.

                  (d) TERMINATION FOR CAUSE OR VOLUNTARY RESIGNATION WITHOUT GOOD REASON OR RETIREMENT. If Executive's employment hereunder is terminated:
(i) by the Company for Cause, (ii) by Executive without Good Reason outside of the Change in Control Protection Period, or (iii) by the Company pursuant to
Section 7(a)(viii) hereof, Executive shall be entitled to receive only his Base Salary through the date of termination, the Estimated Annual Bonus prorated through the last day of the month in which Executive is terminated, and any unreimbursed business expenses payable pursuant to Section 6. Any outstanding Stock Purchase Loan pursuant to Section 5(b) hereof shall become due and payable six months after the date of termination. All other benefits (including, without limitation, Options) due Executive following such termination of employment shall be determined in accordance with the plans, policies and practices of the Company.

                  9. SOLICITATION. Executive acknowledges that the retention of nonclerical employees employed by the Company in which the Company has invested training and depends on for the operation of its business is important to the business of the Company, that Executive has obtained unique information as to such employees as an executive of the Company and has developed a unique relationship with such persons as a result of being an executive of the Company and, therefore, it is necessary for the Company to be protected from Solicitation of such employees.

Executive acknowledges that, by virtue of his employment with the Company, Executive has gained or will gain knowledge of the identity, characteristics and preferences of its customers, and such information may be confidential and Executive would inevitably have to draw on such confidential information if Executive were to solicit or service the Company's customers or referral sources on behalf of a competing business enterprise. Accordingly, Executive agrees that he will not engage in Solicitation for the fifteen (15) month period following the date of Executive's termination. For purposes of this Agreement, Solicitation shall mean: recruiting, soliciting or inducing of any nonclerical employee or employees of the Company to terminate his or her employment with, or otherwise cease his or her relationship with, the Company or hiring or assisting another person or entity to hire (including, but not limited to identifying a nonclerical employee to another employer for employment) any nonclerical employee of the Company or any person who within six (6) months before had been a nonclerical employee of the Company; or, soliciting or inducing any customer of the Company to cease his or her relationship with the Company.

                  10. NO MITIGATION; NO SET-OFF. In the event of any termination of employment under Section 8, Executive shall be under no obligation to seek other employment and, except as explicitly set forth herein, there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. Any amounts due under Section 8 are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty. Such amounts are in lieu of any amounts payable under any other salary continuation or cash severance arrangement of the Company and to the extent paid or provided under any other such arrangement shall be offset from the amount due hereunder.

                  11. CHANGE IN CONTROL. For purposes of this Agreement, the term "Change in Control" shall mean (i) any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 ("Act") (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of common stock of the Company), becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities; (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or (iv) of this paragraph or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 promulgated under the Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than a member of the Board) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two (2) year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; (iii) the merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered in the exceptions in (i) above) acquires more than twenty- five percent (25%) of the combined voting power of the Company's then outstanding securities shall not constitute a Change in Control; or (iv) approval by the shareholders of the Company of a plan of complete liquidation of the Company or the closing of the sale or disposition by the Company of all or substantially all of the Company's assets other than the sale of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

                  12. INDEMNIFICATION. (a) The Company agrees that if Executive is made a party to or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was an officer of the Company, or is or was serving at the request of the Company as an officer, member, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust, other enterprise or non-profit organization, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as an officer, member, employee, fiduciary or agent while serving as an officer, member, employee, fiduciary or agent, he shall be indemnified and held harmless by the Company to the fullest extent authorized by Maryland law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, member, fiduciary or agent, or is no longer employed by the Company, and shall inure to the benefit of his heirs, executors and administrators.

                  (b) As used in this Agreement, the term "Expenses" shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements and costs, attorneys' fees, accountants' fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

                  (c) Expenses incurred by Executive in connection with any Proceeding shall be paid by the Company in advance upon request of Executive and the giving by Executive of any undertakings required by applicable law.

                  (d) Executive shall give the Company notice of any claim made against him for which indemnity will or could be sought under this Agreement. In addition, Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within Executive's power and at such times and places as are reasonably convenient for Executive.

                  (e) With respect to any Proceeding as to which Executive notifies the Company of the commencement thereof:

                              (i) The Company will be entitled to participate
                  therein at its own expense; and

                             (ii) Except as otherwise provided below, to the
                  extent that it may wish, the Company jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Executive. Executive also shall have the right to employ his own counsel in such action, suit or proceeding and the fees and expenses of such counsel shall be at the expense of the Company.

                  (f) The Company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on Executive without Executive's written consent. Neither the Company nor Executive will unreasonably withhold or delay their consent to any proposed settlement.

                  (g) The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 12 shall not be exclusive of any other right which Executive may have or hereafter may acquire under any statute, provision of the certificate of incorporation or by-laws of the Company, agreement, vote of stockholders or disinterested directors or otherwise.

                  (h) The Company hereunder agrees to obtain officer liability insurance policies covering Executive and shall maintain at all times following the Commencement Date and during the Employment Term coverage under such policies in the aggregate with regard to all officers and directors, including Executive, of an amount not less than $10 million.

                  13. LEGAL AND OTHER FEES AND EXPENSES. In the event that a claim for payment or benefits under this Agreement is disputed, the Company shall pay all reasonable attorney, accountant and other professional fees and reasonable expenses incurred by Executive in pursuing such claim, unless the claim by Executive is found to be frivolous by any court or arbitrator.

                  14. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted in the City of Portland in the State of Oregon under the Commercial Arbitration Rules then prevailing of the American Arbitration Association and such submission shall request the American Arbitration Association to: (i) appoint an arbitrator experienced and knowledgeable concerning the matter then in dispute; (ii) require the testimony to be transcribed; (iii) require the award to be accompanied by findings of fact and the statement for reasons for the decision; and (iv) request the matter to be handled by and in accordance with the expedited procedures provided for in the Commercial Arbitration Rules. The determination of the arbitrators, which shall be based upon a DE NOVO interpretation of this Agreement, shall be final and binding and judgment may be entered on the arbitrators' award in any court having jurisdiction.

All costs of arbitration, including the cost of the American Arbitration Association and the arbitrator, shall be borne by the Company.

                  15. MISCELLANEOUS.

                  (a) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon without reference to principles of conflicts of laws.

                  (b) ENTIRE AGREEMENT/AMENDMENTS. This Agreement and the instruments contemplated herein, contain the entire understanding of the parties with respect to the employment of Executive by the Company from and after the Commencement Date and supersedes any prior agreements, whether written or otherwise, between the Company and Executive. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

                  (c) NO WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any such waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

                  (d) ASSIGNMENT. This Agreement shall not be assignable by Executive. This Agreement shall be assignable, with the consent of Executive, by the Company only to an acquiror of all or substantially all of the assets of the Company, provided such acquiror promptly assumes all of the obligations hereunder of the Company in a writing delivered to Executive and otherwise complies with the provisions hereof with regard to such assumption.

                  (e) SUCCESSORS; BINDING AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement shall inure to the benefit of and be binding upon parties hereto and their personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees legatees and permitted assignees of the parties hereto. If Executive dies while any amount would still be payable hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Agreement to the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties hereto.

                  (f) COMMUNICATIONS. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) when faxed or delivered, and
(ii) two business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the initial page of this Agreement, provided that all notices to the Company shall be directed to the attention of Lawrence
A. Mendelsohn of the Company, or to such other address as any party may have furnished to the other in writing in accordance herewith. Notice of change of address shall be effective only upon receipt.

                  (g) WITHHOLDING TAXES. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

                  (h) SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of Executive's employment.

                  (i) COUNTERPARTS. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                  (j) HEADINGS. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                   WILSHIRE REAL ESTATE INVESTMENT INC.,
                                   on its behalf and on behalf of WILSHIRE REAL
                                   ESTATE INVESTMENT INC.



                                   By:
                                       ----------------------------------
                                       Name:
                                       Title:


                                   --------------------------------------
                                      Robert G. Rosen

                                    EXHIBIT 2


                      WAIVER AND GENERAL RELEASE OF CLAIMS



To:      Wilshire Real Estate Investment Inc. and
         Wilshire Real Estate Partnership L.P.
         1631 SW Columbia Street
         Portland, Oregon 97201


                  1. I, Robert G. Rosen, hereby agree that my employment with Wilshire Real Estate Investment Inc. and Wilshire Real Estate Partnership L.P. (the "Company") and its affiliates will end on ____,_____ and will not be continued thereafter or resumed again at any time unless mutually agreed in writing by the Company and me. The Company and its affiliates will have no obligation to rehire or consider me for re-employment in the future.

                  2.(a) In consideration for the payment and/or other benefits to be provided me pursuant to Section 8(c) of my Employment Agreement with the Company dated as of October 9, 1999, amended as of May 19, 2000 and again as of July 27, 2000, and subsequently amended and restated as of October 1, 2000 (the "Employment Agreement"), I, for myself and for my heirs, executors, administrators, and assigns (hereinafter referred to collectively as "Releasors"), forever release and discharge the Company and any and all of their subsidiaries, divisions, affiliated entities, employee benefit and/or pension plans or funds, successors and assigns, and all of its or their past and present officers, directors, members, shareholders, trustees, agents and employees (hereinafter referred to as the "Entities and Persons"), from any and all claims, demands, cause of action, fees and liabilities of any kind whatsoever, whether known or unknown, which I ever had, now have, or may have against the Entities and Persons by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter up to and including the date of this Waiver and General Release and with regard to my termination of employment.

                  (b) In consideration for the delivery of this Waiver and General Release, the Company for itself and for its successors and assigns, forever releases and discharges me and my heirs, executors, administrators and assigns, from any and all claims, demands, cause of action, fees and liabilities of any kind whatsoever, whether known or unknown, which the Company ever had, now have, or may have against me or my heirs, executors, administrators or assigns by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter up to and including the date of this Waiver and General Release and with regard to my termination of employment.

                  3. Without limiting the generality of the foregoing, this Waiver and General Release is intended to and shall release the Entities and Persons from any and all claims, whether known or unknown, which Releasors ever had, now has, or may have against the Entities and Persons arising out of my employment with the Company, and/or the termination of that employment, including, but not limited to: (i) any claim under Title VII of the Civil Rights Act, as amended; (ii) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of my employment by the Company, the terms and conditions of such employment, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment; (iii) any claim under the Age Discrimination in Employment Act, as amended; (iv) any claim under applicable state or local law against discrimination; (v) any claim for attorneys' fees, costs, disbursements and/or the like; or (vi) any claim under, with regard to, or in connection with my Employment Agreement or any agreement or plan with regard to equity, incentive or deferred compensation.

                  4. Notwithstanding the foregoing, the foregoing release shall not cover rights of indemnification to which I was entitled immediately prior to my termination date under the Company's Certificate of Incorporation, By-laws, or Section 12 of the Employment Agreement or otherwise with regard to my service as an officer of the Company.

                  5. I agree that I will not, from any source or proceeding, seek or accept any award or settlement with respect to any claim or right covered by Section 2 above. In addition to the foregoing, except as otherwise prohibited by law, I represent and warrant that I will not sue or commence any proceeding (judicial or administrative), or participate in any action, suit or proceeding, against any of the Entities and Persons, with respect to any act, event, occurrence, or any alleged failure to act, released hereunder. If, notwithstanding the foregoing promises, I or any Releasors sue or commence a proceeding with regard to anything released hereunder, I shall be required and I agree to first repay all monies and property paid to me by the Company and the Entities and Persons pursuant to Section 8(c) of the Employment Agreement before taking such action.

                  6. The interpretation of this Waiver and General Release will be governed by the law of the State of Oregon without reference to principles of conflict of laws. In the event any provision of this Waiver and General Release shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision of this Waiver and General Release.

                  7. This Waiver and General Release is not intended, and shall not be construed, as an admission that the Entities and Persons have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against me.

                  8. I acknowledge that I have been advised by the Company to consult an attorney before signing this Waiver and General Release and that I have executed this Waiver and General Release after having had the opportunity to consult with an attorney of my choice.

                  9. I further acknowledge that I have read this Waiver and General Release and the Letter Agreement in full, have had twenty-one (21) days to consider the terms of this Waiver and General Release, that I fully understand the terms, and that I have knowingly and voluntarily assented to all the terms and conditions contained herein.

                  10. I further acknowledge that after executing the Waiver and General Release I have seven (7) days to revoke it by delivery of a Notice of Revocation to the Company to the attention of Andrew A. Wiederhorn or his successor prior to the eighth day after execution and delivery by me of the Waiver and General Release. I understand that if so revoked by me, the Company's obligations under this Waiver and General Release and its payment and other obligations under Section 8(c) of the Employment Agreement are null and void.

                  11. I understand that this Waiver and General Release, and the Employment Agreement constitute the complete understanding between the Company and me and that no other promises or agreements shall be binding unless in writing and signed by both the Company and me.



Dated:                                      WILSHIRE REAL ESTATE
                                                     INVESTMENT INC.

Signature:                                  By:
            -------------------------          ----------------------



Witness:                                    WILSHIRE REAL ESTATE
          ---------------------------                PARTNERSHIP L.P.

                                            By:
                                               ----------------------